MUNDER SERIES TRUST

THE MUNDER FRAMLINGTON FUNDS TRUST

AMENDMENT #2 TO COMBINED DISTRIBUTION AGREEMENT

March 1, 2004

WHEREAS, each of The Munder Funds, Inc. (“MFI”), The Munder Framlington Funds Trust (“MFFT”) and Munder Series Trust (“MST”) (collectively, “Fund Groups”) has each entered into a Combined Distribution Agreement (“Agreement”) dated June 13, 2003 (and amended August 12, 2003) with Funds Distributor, Inc. (“Distributor”) pursuant to which Distributor acts as the principal underwriter for the various portfolios (“Funds”) of the Fund Groups; and

WHEREAS, on October 30, 2003, the assets, liabilities and obligations of each of the portfolios of MFI were acquired and/or assumed by the corresponding portfolios of MST following the reorganization and redomiciliation of such portfolios pursuant to an Agreement and Plan of Reorganization dated August 12, 2003; and

WHEREAS, the Distributor is entitled to collect and retain certain sales commissions, distribution fees and service fees pursuant to Section 4 of the Agreement, as amended, and the Distributor desires to pay certain distribution-related expenses on behalf of the Fund Groups.

NOW, THEREFORE, the Combined Distribution Agreement is hereby amended as follows:

1.	Effective as of October 30, 2003, MFI ceased to be a party to the Agreement and all references to MFI are considered to be removed from the Agreement.

2.	Section 8(b) is hereby replaced in its entirety with the following:

8.	Allocation of Expenses.

(b)	You will pay or be responsible for the expenses:

(i) Of preparing (excluding legal fees and the setting of type) and printing all Amendments and supplements to the Funds’ Prospectuses and Statements of Additional Information, which arise from, are necessitated by, or are related to your (including your “affiliates”) activities where those expenses would not otherwise have been incurred by us;

(ii) Of printing additional copies, for use by you as sales literature, of reports or other communications that we have prepared for distribution to existing shareholders; and

(iii) Incurred by you in advertising, promoting and selling the Shares to the public, including the printing of Prospectuses and Statements of Additional Information for such use;

(iv) Finder’s fees, as described in the current Prospectuses or Statements of Additional Information for the Funds;

(v) Reimbursements to commission financiers necessitated by waivers of distribution and/or service fees; and

(vi) Any other activities associated with advertising, promoting or selling the Funds to the public.

3.	The following paragraph is hereby added at the end of Section 12 – Term of Agreement:

Notwithstanding the foregoing, unless the parties have agreed otherwise in writing, this Agreement will automatically terminate in the event that the Distribution Services Agreement dated as of March 1, 2004 between Distributor and Munder Capital Management is terminated by either party. In the event that the Distribution Services Agreement is terminated by the Distributor, this Agreement shall, at the election of Munder Capital Management and/or the Funds, remain in full force and effect until (a) the approval by the Board of Trustees of the Funds of a new distributor for the Funds and (b) the orderly transition of the distribution activities of the Distributor to the new distributor for the Funds.

4.	Section 17 – Indemnification, is hereby replaced in its entirety with the following:

17. Indemnification. The Funds agree to indemnify and hold FDI harmless from and against any and all losses, claims, damages or liabilities to which FDI may become subject under the 1933 Act, the 1940 Act or any state securities statute, and to reimburse FDI for any legal or other expenses reasonably incurred by FDI in connection with any claim or litigation, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities, or litigation arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in the Prospectus or any other portion of the registration statement covering the registration of the Funds’ shares (the “Registration Statement”), provided, however, that this indemnity shall not apply to any such losses, claims, damages, liabilities, or litigation arising out of or based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in the Registration Statement, which statement or omission was made in reliance upon written information furnished to the Funds by FDI for inclusion in the Registration Statement.

FDI agrees to indemnify and hold the Funds harmless from and against any and all losses, claims, damages or liabilities to which the Funds may become subject under the 1933 Act, the 1940 Act or any state securities statute, and reimburse the Funds for any legal or other expenses reasonably incurred by it in connection with any claim or litigation, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities, or litigation arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission of a material fact contained in the Registration Statement, which statement or omission was made in reliance upon written information furnished to the Funds by FDI for inclusion in the Registration Statement; (ii) FDI’s failure to comply with laws applicable to it in connection with its activities hereunder (other than in respect of Funds-related advertisements or sales literature that fails to comply with applicable laws provided that FDI has exercised reasonable care in the preparation and review thereof), or (iii) claims by FDI’s agents, representatives or employees, including FDI’s affiliates for commissions, service fees, or other compensation or remuneration of any type.

5.	The following sections are hereby added after the end of Section 17 – Indemnification:

18. Certain Notifications. To the extent any of the following could have a material negative impact on FDI or its responsibilities hereunder, the Funds agree to advise FDI as soon as reasonably practical by a notice in writing delivered to FDI:

(i) of any request by the Securities and Exchange Commission, (the “Commission”) for amendments to the Registration Statement or Prospectus then in effect or for additional information;

(ii) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or Prospectus then in effect or the initiation by service of process on the Funds or any proceeding for that purpose;

(iii) of the happening of any event that makes untrue any statement of a material fact made in the Registration Statement or Prospectus then in effect or which requires the making of a change in such Registration Statement or Prospectus in order to make the statements therein not misleading; and

(iv) of any action of the Commission with respect to any amendment to any Registration Statement or Prospectus which may from time to time be filed with the Commission.

For purposes of this section, informal requests by or acts of the staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon FDI or its responsibilities hereunder.

19. Confidentiality. FDI agrees on behalf of itself and its officers and employees to treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and its prior, present or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld, but such approval shall not be required where FDI may be exposed to civil or criminal liability for failure to disclose such information, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

20. Privacy. Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Funds to FDI, or collected or retained by FDI to perform its duties as FDI, shall be considered confidential information. FDI shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to FDI, including use under an exception in Rules 14 or 15 of the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”) in the ordinary course of business to carry out those purposes. FDI shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers of the Funds. The Funds represent to FDI that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide FDI with a copy of that statement annually.

21. Anti-Money Laundering Compliance. Each of FDI and the Funds acknowledge that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. FDI shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Funds’ Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

FDI shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by FDI with any dealer that is authorized to effect transactions in Shares of the Funds.

Each of FDI and the Funds agree that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). FDI undertakes that it will grant to the Funds, the Funds’ anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of FDI’s AML Operations, books and records pertaining to the Funds only. It is expressly understood and agreed that the Funds and the Funds’ compliance officer shall have no access to any of FDI’s AML Operations, books or records pertaining to other clients of FDI.

If the foregoing meets with your approval, please acknowledge your acceptance by signing below, whereupon this shall constitute a binding agreement as of March 1, 2004.

The Munder Funds, Inc.
The Munder Framlington Funds Trust
Munder Series Trust
on behalf of the Funds set forth in Appendix A to the Combined Distribution Agreement (as may be amended from time to time)

By:	/s/ Stephen J. Shenkenberg
Name:	Stephen J. Shenkenberg
Title:	Vice President and Secretary

Accepted: Funds Distributor, Inc.

By:	/s/ William J. Tomko
Name: William J. Tomko
Title: President

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